EXHIBIT 3

PURCHASE AGREEMENT

This **PURCHASE AGREEMENT** ("Agreement") is entered into on January 24, 2024, BETWEEN:

Genius Group Ltd and its subsidiaries, a public limited company duly organized and operating under the Laws of Singapore, having its registered seat at 8 Amoy Street, #01-01 Singapore 049950 represented by Roger James Hamilton.

(Hereinafter referred to as the "**Purchaser**", "GG" or a "**Party**")

AND

LZG International, Inc

(Hereinafter referred to as the "**Seller**", "LZG" or "**Company**" or a Party, and collectively with the Purchaser, the "Parties")

Table of Contents

WHEREAS:

(A) **Genius Group and its subsidiaries Ltd**. (hereinafter referred to as "**GG**") is a global Edtech and education company with over 5.4 million students in 200 countries, publicly listed on NYSE American (Ticker: GNS). The Purchaser has plans to continue its growth through the ongoing acquisition of the IP assets and integration of online education and transformation companies with its online platform, GeniusU, a full entrepreneur education curriculum and its global network of mentors and city leaders. GG has an MTP to be the leading learning platform for the Entrepreneur Movement with a Moonshot of igniting the genius in 100 million students.

(B) **LZG International, Inc**. and its subsidiaries is a Florida Corporation, a pioneer in artificial intelligence technologies. The Company offers a bundle of modern software, market data and expert service.

(C) This agreement is for the purchase of the assets of LZG, consisting primarily of the stock of all of its subsidiaries, or by a subsidiary of GG to be formed ("Acquisition Sub"), of the assets of LZG in exchange for stock of GG, and is intended to qualify as a tax-free reorganization/merger under Section 368(a)(1)(C) of the Internal Revenue Code of 1986.

(D) The Parties have agreed to make certain warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the above recitals, the warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are now acknowledged, the Parties agree as follows:

1. DEFINITIONS

1.1. Defined Terms: The terms below have the following meanings when used in this Agreement in capitalized form unless otherwise expressed.

(a) "Affiliate" means with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

(b) "Agreement" or "the Agreement" or "this Agreement" means this Asset Purchase Agreement and shall include the recitals and/or schedules attached hereto, and the contracts, certificates, disclosures and other documents to be executed and delivered pursuant hereto, if any and any amendments made to this Agreement by the Parties in writing.

(c) "Annual Revenue" means the total revenue recognized based on US IFRS from sales or services in a given year before costs or expenses are taken out.

(d) "Assets" means all of the property, rights and assets of the Company which are to be conveyed to GG.

(e) "Books and Records" means all files, documents, instruments, papers, relating to the business or financial condition of the Company, including financial statements, internal reports, tax returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, contracts, licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs and operating data;

(f) "Business Day" means any day other than a Saturday, a Sunday, a public holiday or a day on which banking institutions are authorized or obligated by Law to be closed.

(g) "Claims" means any demand, claim, action, cause of action, notice, suit, litigation, prosecution, mediation, arbitration, inquiry, assessment or proceeding made or brought by or against a Party, however arising and whether present, unascertained, immediate, future or contingent, losses, Liabilities, Damages, costs and expenses, including reasonable legal fees and disbursements in relation thereto;

(h) "Closing Date" means the date on which Closing takes place in accordance with the terms of this Agreement.

(i) "Closing" means the sale and purchase of the Sale Assets in accordance with the terms of this Agreement.

(j) "Conditions Precedent" means the conditions precedent to Purchaser's purchase of the Sale Assets as set out in this Agreement.

(k) "Consideration Shares of GG" means the ordinary, free trading shares of the publicly listed Genius Group Limited at the NYSE American (Ticker: GNS) issued to the Seller on the Closing in the amount set out in Section 3 of the Agreement.

(l) "Customer Confidential Information" means any information disclosed (whether disclosed in writing, orally or otherwise) by the customer to the Company that is marked as "confidential", described as "confidential" or should have been understood by the Company at the time of disclosure to be confidential.

(m) "Customer Data" means the data, text, drawings, diagrams, images or sounds (together with any database made up of any of these) which are embodied in any electronic, magnetic, optical or tangible media, including any customer's Confidential Information,

(n) "Damages" means: (a) any and all monetary (or where the context so requires, monetary equivalent of) damages, fines, fees, penalties, Losses, and out-of-pocket

expenses (including without limitation any liability imposed under any award, writ, order, judgment, decree or direction passed or made by any Person); (b) subject to applicable Law, any punitive, or other exemplary or extra contractual damages payable or paid in respect of any contract; and (c) amounts paid in settlement, interest, court costs, costs of investigation, reasonable fees and expenses of legal counsel, accountants, and other experts, and other expenses of litigation or of any Claim, default, or assessment;

(o) "Encumbrance" with respect to any property or Asset or securities, shall mean: (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, security interest, equitable interest, title retention agreement, voting trust agreement, commitment, restriction or limitation or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law; (b) any voting agreement, interest, option, pre-emptive rights, right of the first offer, refusal or transfer restriction in favor of any Person; and (c) any adverse claim as to title, possession or use; "Encumber" and "Encumbered" shall be construed accordingly;

(p) "Execution Date" means the date of this Agreement.

(q) "GAAP" means the Generally Accepted Accounting Principles as used in financial statements in the United States.

(r) "GG Shares" means the ordinary shares of GG, listed at NYSE (Ticker: GNS).

(s) "Indemnified Party" has the meaning set out in Section 10.1.

(t) "Indemnifying Party" has the meaning set out in Section 10.1.

(u) "Intellectual Property" means collectively or individually, the following worldwide rights relating to intangible property, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (a) patents, patent applications, patent disclosures, patent rights; (b) rights associated with works of authorship, including without limitation, copyrights, copyright applications, copyright registrations; (c) rights in trademarks, trademark registrations, and applications thereof, trade names, service marks, service names, logos, or trade dress; (d) rights relating to the protection of trade secrets and confidential information; (e) internet domain names, Internet and World Wide Web (WWW) URLs or addresses; and (f) all other intellectual, information or proprietary rights anywhere in the world including rights of privacy and publicity, rights to publish information and content in any media;

(v) "Law" or "Laws" shall mean any statute, law, regulation, ordinance, rule, court order, notification, order, decree, permits, licenses, approvals, consents, authorizations, government approvals, directives, guidelines, requirements or other governmental restrictions, or any similar form of a decision of, or determination by, or any interpretation, policy or administration, having the force of the law of any of the foregoing, in the jurisdiction of Singapore, unless otherwise stated, over the matter in question, whether in effect as of the date of this Agreement or thereafter;

(w) "Liabilities" means with respect to any person any direct or indirect liability, indebtedness, obligation, expense, deficiency, guaranty or endorsement of or by such person of any type, known or unknown, and whether accrued, absolute, contingent, unmatured, matured, otherwise due or to become due.

(x) "Market Price" means the average of the daily VWAP prices of the GG Shares for 30 consecutive trading days immediately preceding the day in question.

(y) "Material Adverse Effect" means a material adverse effect in the business or in the financial condition, results of operations, properties, assets, liabilities or prospects of Seller or the Subsidiaries, or any of them, or on the ability of Seller to enter into this Agreement and perform its obligations hereunder.

(z) "Organizational Documents" (a) the certificate of incorporation or articles of incorporations and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a person; and (c) any amendment to any of the foregoing.

(aa) "Owned IP" means all Intellectual Property in which LZG and/or any of its subsidiaries or affiliates has an ownership interest, including, but not limited to the Intellectual Property identified on Exhibit 1.

(bb) "Purchase Price" shall mean 73,873,784 ordinary shares in GG, restricted from trade for six months, to be issued by GG to LZG.

(cc) "Substantiated Claim" means a Claim in respect of which liability is admitted by the defaulting party, or which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are prevented by passage of time or otherwise from appealing.

(dd) "Transaction Documents" means, collectively, this Agreement, and each other agreement, certificate or document to be executed in connection with the Transaction.

(ee) "Transaction" means this Asset purchase contemplated in this Agreement.

(ff) "Transfer" (including with correlative meaning, the terms "Transferred by" and "Transferability") shall mean to transfer, sell, assign, pledge, hypothecate, create a

security interest in or lien on, place in trust (voting or otherwise), exchange, gift or transfer by operation of Law or in any other way subject to any Encumbrance or dispose of, whether or not voluntarily.

1.2. Interpretation

In this Agreement:

(i) Words denoting any gender shall be deemed to include all other genders.

(j) Words importing the singular shall include the plural and vice versa, where the context so requires.

(k) The terms "hereof", "herein", "hereby", "hereto" and other derivatives or similar words, refer to this entire Agreement or specified Sections of this Agreement, as the case may be.

(l) Reference to the term "Section" shall be a reference to the specified Section or Schedule of this Agreement.

(m) Any reference to "writing" includes printing, typing, lithography and other means of reproducing words in a permanently visible form.

(n) The term "directly or indirectly" means directly or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and "direct or indirect" shall have correlative meanings.

(o) All headings and sub-headings of Sections, and the use of bold typeface are for convenience only and shall not affect the construction or interpretation of any provision of this Agreement.

(p) Reference to any legislation or Law or any provision thereof shall include references to any such Law as it may, after the Execution Date, from time to time, be amended, supplemented or re-enacted, and any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision.

(q) Reference to the word "include" or "including" shall be construed without limitation.

(r) Terms defined in this agreement shall include their correlative terms.

(s) Time is of the essence in the performance of the Parties' respective obligations. If any period specified herein is extended, such extended time shall also be of the essence.

(t) References to the knowledge, information, belief or awareness of any Person shall be deemed to include the knowledge, information, belief or awareness of such Person after examining all information which would be expected or required from a Person of ordinary prudence.

(u) All references to this Agreement or any other Transaction Document shall be deemed to include any amendments or modifications to this Agreement or the relevant Transaction Document, as the case may be, from time to time.

(v) Reference to days, months and years are to calendar days, calendar months and calendar years, respectively, unless defined otherwise or inconsistent with the context or meaning thereof; and

(w) Any word or phrase defined in the recitals or in the body of this Agreement as opposed to being defined in Section 1.1 shall have the meaning so assigned to it, unless the contrary is expressly stated or the contrary clearly appears from the context.

2. PURCHASE OF ASSETS

2.1. Upon the satisfaction of the condition relating to the Offering, as defined in the Recitals, the Seller agrees to sell, and the Purchaser agrees to purchase the assets of LZG consisting mainly of the stock of its subsidiaries and the assets thereof (the "Assets") for the Purchase Price. The Assets shall be sold free from all Encumbrances and together with all rights and privileges attached to them at the Execution Date or subsequently becoming attached to them. The list of the assets constitutes the Exhibit 1 to this Agreement.

2.2. For the avoidance of doubt, the Parties acknowledge that the transaction contemplated herein includes all rights, title, interest, and benefits appertaining to the Assets. The purchase includes all agreements, intellectual property, goodwill, Customer Data subject to compliance with the relevant data protection laws.

3. PURCHASE PRICE

3.1 The Price for acquiring the Assets of LZG by GG or by Acquisition Sub is the Purchase Price, and shall be paid in shares of GG Shares.

3.2 The Purchaser shall on the Closing Date pay the Purchase Price as agreed in accordance with Section 3.1 by issuing to the Seller GG Shares (the "Consideration Shares") restricted from trade for 6 months in a transaction exempt from registration under Section 4(a)(2) of

the Securities Act of 1933, as amended. The Consideration Shares of GG shall be issued to the Seller fully paid at a deemed price per share at the date of Closing ("Deemed Issue Price") equal to the Market Price and rank *pari passu* with other GG Shares in issue.

3.3 If, prior to closing, there is:

(i) a subdivision, consolidation or reclassification of GG Shares; and

(ii) a consolidation, amalgamation or merger of the Purchaser with or into another entity (other than consolidation, amalgamation or merger following which the Purchaser is the surviving entity and which does not result in any reclassification of, or change in the GG Shares, then the Purchaser shall adjust the Deemed Issue Price, conditional on any such event occurring, but with effect from the date of the relevant event (an "Adjustment") so that, after such Adjustment:

(iii) the total number of Consideration Shares of GG issued or to be issued to the Seller carry as nearly as possible (and in any event not less than) the same proportion of the voting rights attached to the fully diluted share capital and the same entitlement to participate in the profits and assets of the Purchaser (including on liquidation) as if there had been no such event giving rise to the Adjustment; and

4. PUBLIC COMPANY

4.1. The Seller shall abide by any rules or restrictions imposed by all state and federal laws and regulatory bodies, NYSE American and the SEC on the Seller as part of GG being a publicly listed company on NYSE American. The Seller, by signing this Agreement, acknowledges that due to SEC restrictions, any companies within GG that seek to issue equity and/or raise capital require a registration statement to be filed and approved by the SEC. Seller represents and warrants that except to the extent previously disclosed it is in compliance with all requirements of the SEC and the OTC Markets, Inc. and all other applicable regulatory bodies.

5. CONDITIONS PRECEDENT

5.1. Purchaser Conditions Precedent to Closing. The obligations of the Purchaser to purchase the Assets on the Closing Date are subject to the satisfaction, or waiver in writing by the Purchaser at or prior to the Closing, of the following conditions:

(a) Compliance with obligations. The Purchaser and the Seller shall have performed and complied in all respects with all agreements, obligations, and conditions contained in the Agreement that are required to be performed or complied with on or before Closing and shall have obtained all approvals, consents, including all consents from third parties, including but not limited to, any investors in and lenders to the Company, and qualifications necessary to complete the sale and purchase of the Assets.

(b) No Proceedings. No administrative, investigatory, judicial, quasi-judicial, or arbitration proceedings shall have been brought by any Person seeking to enjoin or seek Damages from any party in connection with the sale and purchase of the Assets, and no order, injunction, or other action shall have been issued, pending or threatened, which involves a challenge or seeks to or which prohibits, prevents, restrains, restricts, delays, makes illegal or otherwise interferes with the consummation of any of the transactions contemplated under the Agreement and the Transaction Documents;

(c) Accuracy of Warranties. Delivery to Purchaser of a certificate, dated as of the Closing Date, executed by the Seller, certifying that the warranties set out in Section 8 are true and correct.

(d) Delivery to Purchaser by LZG of consolidated financial statements of the five Kazakhstan subsidiaries of FB Primesource Acquisition, LLC (the "Primesource Group") audited by a PCAOB registered firm in full compliance with IFRS and LZG management financial statements with respect to the Assets not held by FB Primesource Acquisition, LLC or the Primesource Group.

(e) Consents and Waivers. The Seller will have obtained all necessary consents, waivers, and no-objections in writing from any Person as may be required under any applicable Law or contract or otherwise for the execution, delivery, and performance of the Transaction Documents.

(f) All assets being purchased are free and clear of all liens and liabilities and that there is no pending or threatened litigation or regulatory action or subpoena, legal process, proceeding or the like.

5.2. Seller Conditions Precedent to Closing. The obligations of the Seller to sell the Assets on the Closing Date subject to the satisfaction, or waiver at or prior to the Closing, of the following conditions:

(a) Compliance with obligations. The Purchaser shall have performed and complied in all respects with all agreements, obligations, and conditions contained in the Agreement that are required to be performed or complied with on or before Closing and shall have obtained all approvals, consents, and qualifications necessary to complete the transfer of the Assets.

(b) Consents and Waivers. The Purchaser will have obtained all necessary consents, waivers, and no-objections in writing from any Person as may be required under any applicable Law or contract or otherwise for the execution, delivery, and performance of the Transaction Documents.

6. PRE-CLOSING ACTIONS

6.1. Between the Execution Date and the Closing Date, except as expressly permitted or required by this Agreement or with the prior written consent of the Purchaser, the Seller shall:

(a) not directly or indirectly initiate or engage in discussions or negotiations with any other Person for the purpose of any transactions in respect of any assets of the Company, including the creation of any interest, direct, indirect, current, future, or contingent, in the assets of the Company.

(b) not carry out any action or omission which may affect the proposed transaction under this Agreement, or which may reduce or dilute the effective ownership of the Purchaser upon Closing, or which may change the ownership of the Assets.

(c) not pass any resolution which is inconsistent with any provision of, or transactions contemplated under, the Transaction Documents.

(d) conduct its operations other than in the ordinary course of business.

(e) materially comply with all applicable Laws.

(f) not agree or otherwise commit to taking any of the actions described in the foregoing subsections (a) through (e).

6.2. Reporting requirements. During the period between the Execution Date and the Closing Date:

(a) Each of the Company and the Purchasr shall promptly advise the other in writing of any event, occurrence, fact, condition, change, development, or effect that, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect.

(b) Access to Documents, Etc. Each of the Seller and the Purchaser shall allow the other and its representatives to have reasonable access until the Closing Date to its books and records, and other relevant documents necessary for the transactions contemplated herein, subject to the Confidentiality set forth in Section 15 of this Agreement.

(c) No Actions to Cause Warranties to be Untrue. From the period of the Execution Date to the Closing Date, except as otherwise expressly contemplated in the Transaction Documents or agreed in writing by the Purchaser, neither part shall take, or agree or otherwise commit to taking, any of the foregoing actions or any other action that if taken would reasonably be expected to cause any of the warranties set out in Section 8 or 9 to be untrue.

(d) Securities Compliance. From the period of the Execution Date to the Closing Date, GG, as the Purchaser, will make all required pre-transaction disclosures to the SEC as may be required of the Parties by the SEC and shall fulfill all other obligations required by the SEC.

7. CLOSING, DELIVERY, AND PAYMENT

7.1. Closing. Subject to the satisfaction or waiver of the Conditions Precedent to Closing and shareholder approval on both sides, their continued satisfaction or waiver immediately before Closing, Closing shall take place virtually and, unless agreed otherwise between the Parties.

7.2. At Closing, both parties shall confirm they have complied with all necessary compliance as per their constitution, including any necessary Board and Shareholder approvals.

7.3 At Closing, the Seller shall deliver to the Purchaser the following documents:

(a) a bill of sale transferring the Assets to the Purchaser.

(b) any necessary assignments, certificates, or instruments of transfer for the Assets.

(c) any required consents or approvals for the transfer of the Assets.

(d) any other document that may be reasonably required by the Purchaser pursuant to Closing under.

7.4 (change numbering below from 7.4 onwards…) On the Closing Date, the Seller shall cause the direction of the Company to provide a duly signed written resolution of the board of directors of the Company which authorizes and approves (i) the transfer of the relevant Assets to the Purchaser; and (ii) the appointment of a director of the Company, as reasonably instructed by the Purchaser, with effect as of the Closing Date; and (iii) the execution by the company of all other documents contemplated by this Agreement to which the Company is a Party.

7.3 At Closing the Purchaser shall issue the Consideration Shares of GG to Seller.

7.4 The obligations of each of the Parties in this Section are interdependent on each other. Closing shall not occur unless all of the obligations specified in this Section are complied with and are fully effective.

7.5 Notwithstanding anything to the contrary, all transactions contemplated by this Agreement to be consummated at the Closing shall be deemed to occur simultaneously and no such transaction shall be deemed to be consummated unless all such transactions are consummated.

7.6 Purchaser's Post-Closing Commitment to Finance. The Purchaser shall provide operational funding for the businesses included within the acquired Assets as follows:

7.6.1 Post-Closing, the Purchaser shall make a capital contribution to FB Primesource Acquisition, LLC, in the amount of US$2,500,000, which may be used to pay certain acquisition indebtedness incurred in connection with the purchase by LZG of the PrimeSource Group.

7.6.2 As soon as practicable, the Purchaser shall make capital contribution to FB Primesource Acquisition, LLC in the amount of US$12,500,000, which may be used to pay certain obligations of FB Primesource Acquisition, LLC or LZG incurred in connection with LZG's purchase of the Assets, or for general working capital purposes.

7.7 As soon as reasonably practicable after April 1, 2024, but in no event later than six months from Closing, GG shall cause a resale registration statement to be filed and use its reasonable efforts to have it become effective to register the Consideration Shares under the Securities Act of 1933.

7.8 Within one month of closing, both parties will take the following post-closing actions:

7.8.1 Change the Board of Directors with non-executive and executive representation from both the buyer and seller on the Board, including the existing Board of the Seller.
7.8.2 Enter a Management Agreement with Peter Ritz, CEO of LZG, to join GG's Executive Team.
7.8.3 Communicate a joint message on the merger to Investors, Clients and the Market
7.8.4 Execute an integration plan for LZG's assets and operations to be integrated with GG.

8. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants, on behalf of itself, its shareholders and its subsidiaries, to and for the benefit of Purchaser and the other Purchaser Indemnitees, as follows, as of the date hereof and as of the Closing Date:

8.1 Organizational Matters.

(a) Organization, Standing and Power to Conduct Business. LZG: (i) is duly organized, and is validly existing and in good standing (or equivalent status), under the laws of the jurisdiction of its formation; (ii) has the requisite power to carry on its business as now being conducted; and (iii) is duly qualified, licensed and admitted to doing business, and is in good standing (or equivalent status), in each jurisdiction in which such qualification, license or admission is necessary, except in such jurisdictions where the failure to be so qualified, licensed or admitted to do business (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Organizational Documents. Seller has made available to Purchaser accurate and complete copies of its Organizational Documents, as amended to date and in effect as of the date of this Agreement.

8.2 Authority and Due Execution.

a) Authority. Seller has all requisite power and authority to enter into this Agreement and other Transaction Document to which it is a party and to consummate the Transaction. The execution, delivery and performance by the Seller of each Transaction Document to which it is a Party, and the consummation of the Contemplated Transaction by the Seller, have been (or will be at or prior to the Closing) duly authorized by all necessary actions on its part, and no other proceedings by Seller is necessary to authorize the execution, delivery or performance of this Agreement or any of the other Transaction Documents to which LZG is a party or to consummate the Transaction.

b) Due Execution. This Agreement has been, and, upon execution and delivery by the Seller, each other Transaction Document to which Seller is a party will be, duly executed and delivered by LZG and constitute, or upon execution and delivery will constitute (in each case, assuming the due execution and delivery of each other party hereto or thereto), the legal, valid and binding obligation of the Seller.

8.3 Non-Contravention and Consents.

a) Non-Contravention. The execution and delivery of this Agreement and each other Transaction Document to which LZG is a party do not, and the performance of this Agreement and each other Transaction Document to which LZG is a party will not: (i) conflict with or violate any of the Organizational Documents of LZG; (ii) conflict with or violate any applicable Legal Requirement to which LZG or any of the assets owned or used by LZG is subject; (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the rights of LZG or materially alter the rights or obligations of any person under, or give to any person any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien on any of the assets of LZG pursuant to, any Material Contract;

b) Contractual Consents. Except as set forth on Schedule 8.3, no Consent under any Material Contract is required to be obtained from, and the Seller is not or will not be required under a Material Contract to give any notice to, any Person in connection with the execution, delivery or performance of this Agreement or any other Transaction Document.

c) Governmental Consents. No Consent of any Governmental Entity, or other party, is required to be obtained, and no filing is required to be made with any Governmental Entity, by Seller in connection with the execution, delivery or performance of this Agreement or any other Transaction Document.

8.4 Financial Statements.

a) Financial Statements. Attached as an Annex to this Agreement are the financial statements (consisting of balance sheets, statements of income, including the footnotes thereto, for the relevant 12-month periods) of LZG, on a consolidated basis, as of May 31, 2021 and May 31, 2022, as well as the consolidated audited financial statements of each of the five operating subsidiaries of FB Primesource Acquisition, LLC (comprising, i/ Prime Source LLP, ii/ Digitalism LLP, iii/ InFin-IT-Solution LLP, iv/ Prime Source Innovation LLP and v/ Prime Source-Analytical Systems LLP, referred to herein as the "PrimeSource Group" or the "KZ Companies"), for the calendar years 2021 and 2022, together with a Balance Sheet for the PrimeSource Group as at December 31, 2023 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with GAAP or, in the case of the KZ Companies, in accordance with IFRS, consistently applied throughout the periods covered and in accordance with LZG's historic past practice. The Financial Statements fairly present in all material respects the financial position, results of operations and cash flows of LZG as of the dates, and for the periods, indicated therein. LZG maintains a standard system of accounting established and administered in accordance with GAAP including complete books and records in written or electronic form.

b) Accounts Receivable. All of the accounts receivable of LZG arose in the ordinary course of business, are carried on the records of LZG at values determined in accordance with GAAP (applied consistently with the Financial Statements) and are bona fide receivables incurred in the ordinary course. No person has any Lien (other than a Permitted Lien) on any of such accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of such accounts receivable except as fully and adequately reflected in reserves for doubtful accounts.

8.5 No Liabilities; Indebtedness

a) Absence of Liabilities. Except as listed on Schedule 8.5 hereto, neither LZG nor any of its subsidiaries or affiliates has any Liability of any nature, other than: (i) liabilities identified as such in the "liabilities" column of the Balance Sheets for the fiscal years for 2021 and 2022; (ii) liabilities incurred subsequent to the date of the Balance Sheet in the ordinary course of business consistent with past practices of LZG and listed on Schedule 8.5 hereto; (iii) obligations that (A) exist under Contracts, (B) are expressly set forth in and identifiable by reference to the text of such Contracts and (C) are not required to be identified as liabilities in a balance sheet prepared in accordance with GAAP; or (iv) liabilities under this Agreement or any other Transaction Document;

b) Indebtedness. LZG is not in default with respect to any Indebtedness and no payment with respect to any Indebtedness is past due. LZG has not received any notice of default, alleged failure to perform or any offset or counterclaim with respect to any Indebtedness.

Neither the execution, delivery or performance of any Transaction Document will, or would reasonably be expected to, cause or result in a default, breach or acceleration, automatic or otherwise, of any condition, covenant or another term of any Indebtedness.

c) Director and Officer Indemnification. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification, reimbursement or contribution by, or the advancement of any expense to, any Associate pursuant to: (i) any term of any of the Organizational Documents of LZG; (ii) any indemnification agreement or other Contract between LZG and any such Associate; or (iii) any applicable Legal Requirement. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, LZG incurring any Liability to, or any basis for any claim against LZG by, any current, former or alleged holder of Assets of LZG.

8.7 Intellectual Property.

a) LZG is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Owned IP, and all Owned IP is freely and fully transferable, alienable, and licensable by LZG without restriction and payment of any kind to any third party and the approval of any third party (other than payments to or approval of the applicable Governmental Entity with respect to Registered IP). All LZG's IP is free and clear of all Liens. LZG owns, or otherwise has sufficient rights to, all LZG IP used in or held for use for the business of LZG, and LZG's IP is all the IP that is required to conduct the business of LZG in the manner in which it is currently being conducted and proposed to be conducted. No funding, facilities or personnel of any educational institution, research center, or governmental entities (i) were used, directly or indirectly, to develop or create, in whole or in part, any Owned IP or (ii) have any ownership interest in or rights to any Owned IP (except for licenses granted under an Outbound License). LZG is not, and never has been, a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate LZG to grant or offer to any other Person any license or right to any Owned IP. All Owned IP has been paid for in full.

b) (i) LZG has never infringed (directly, contributorily, by inducement or otherwise), misappropriated, or otherwise violated any IP of any other person; and (ii) LZG's IP and the conduct of the business of LZG do not infringe (directly, contributorily, by inducement or otherwise), misappropriate, or otherwise violate any IP of any person. There is no legal proceeding pending or threatened in writing against LZG or an offer of a license to LZG involving any LZG's IP or any claim alleging that any of the foregoing infringes (directly, contributorily, by inducement or otherwise), misappropriates or otherwise violates the rights of any person. To the knowledge of LZG, no person is infringing (directly, contributorily, by inducement or otherwise), misappropriating or otherwise violating any Owned IP, or has previously done so. There is no legal proceeding pending or threatened in writing against LZG in which

the ownership, scope, validity, or enforceability of any LZG's IP is being, has been, or would reasonably be expected to be contested or challenged.

c) No Source Code for any LZG Software has been disclosed, delivered, or licensed by LZG to any other person, and LZG has no contractual obligation to provide any Source Code for any such Software to any other person. LZG is not obligated under any Open-Source License to distribute or make available any Software, Source Code or other IP to any other Person, or grant any other rights to any Person. LZG has not granted ownership exclusive license rights in any of LZG Software to another Person.

d) LZG has: (i) taken all reasonable measures to protect and preserve the confidentiality of all Confidential Information owned, used, or held by LZG; and (ii) only disclosed any such Confidential Information pursuant to the terms of a written agreement that requires the person receiving such Confidential Information to reasonably protect and not disclose such Confidential Information. No Confidential Information owned, used, or held by LZG has been disclosed by LZG to any Person other than pursuant to a written agreement restricting the disclosure and use of such Confidential Information by such Person.

e) No Associate has any ownership, license or another right, title or interest in any LZG IP, or to any improvements or modifications thereof. Each Associate who is or has been involved in the creation or development (alone or with others) of any IP by or for LZG, or has or previously had access to any Confidential Information owned, used, or held by LZG, has executed and delivered to LZG a written and enforceable Contract: (i) that irrevocably assigns to LZG all right, title and interest in and to any such IP; and (ii) pursuant to which such Associate agrees to maintain and protect the confidentiality of such Confidential Information. In each case in which LZG has acquired ownership (or purported to acquire ownership) of any IP from any person, LZG has obtained a valid and enforceable written assignment sufficient to irrevocably transfer ownership of all rights with respect to such IP to LZG. No associate is subject to any contract with any other person that conflicts with or restricts the performance of their work for LZG or is in violation of any Contract with another person that pertains to IP. No person (other than LZG) has an interest or right in or to any improvements, modifications, enhancements, customization or derivatives of any Owned IP. There are no royalties, fees, honoraria or other payments payable by LZG to any person by reason of the ownership, development, use, license, sale or disposition of any LZG's IP, other than salaries and sales commissions paid to employees, contractors and sales agents in the ordinary course of business.

f) Neither the execution, delivery or performance of this Agreement or any other Transaction Document will, with or without notice or lapse of time, result in, or give any other person the right or option to cause or declare, any of the following (including if a consent is required to avoid any of the following): (i) a loss of, or encumbrance on, any LZG's IP; (ii) a breach of or default under or termination of any IP License; (iii) the grant, assignment or transfer to any other person of any license or other right or

interest under, in or to any Owned IP or the satisfaction of any condition as a result of which any person would be permitted to exercise any license or other right or interest under, in or to any LZG's IP; (iv) Purchaser or any of its Affiliates being bound by, or subject to, any exclusivity commitment, non-competition agreement or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion or enforcement of any IP; (v) a reduction of any royalties or other payments that LZG would otherwise be entitled to receive with respect to any LZG's IP.

8.8 Litigation.

(i) Except as set forth in Schedule 8.8, there has not been any legal proceeding pending (ii) there are no Legal Proceedings for which LZG has been served or, to the knowledge of LZG, that are pending or threatened, against LZG or any LZG associate in their capacities as such; (iii) there are no legal proceedings pending or threatened by LZG against any third party, at law or in equity, or before or by any governmental entity; (iv) there have been no settlements of any legal proceedings or threatened legal proceedings.

8.9 Tax Matters.

(a) Seller has paid on a timely basis all Taxes relating to the Purchased Assets that are due and payable. There are no Liens with respect to Taxes on any of the Purchased Assets, other than statutory Liens for current Taxes not yet due and payable.

(b) There are no pending or, to the Seller's Knowledge, threatened audits, investigations, disputes, notices of deficiency, claims or other actions or proceedings for or relating to any Taxes of Seller which would reasonably be expected to result in any Liens on any Purchased Asset or result in any material liability of Purchaser for any Tax.

8.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

8.11 Employee Matters. Seller has previously provided to Purchaser a complete and correct list of all employees of the Primesource Group as of the Effective Date (an "Employee Roster"), which lists their (a) respective salaries or hourly pay rates, (b) position, (c) accrued vacation, sick time, and paid time off, and (d) term of employment and part-time or full-time status. An updated Employee Roster as of the Closing Date will be delivered by Seller at the Closing. Such list also contains a list of all non-competition, non-solicitation, confidentiality, or other similar agreements with employees of Seller. There are no labor contracts, collective bargaining agreements, letters of understanding, or other arrangements, formal or informal, with any union or labor organization covering Seller's employees or contractors and none of such employees or contractors are represented by any union or labor organization.

8.12 Employee Benefits. Except for the Long Term Incentive Plan, there are no (collectively, "Employee Benefit Plans"): (a) "employee benefit plans," as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (b) employment, consulting or other individual compensation agreements, and (c) bonus or other incentive, equity

or equity-based compensation, stock option, deferred compensation, severance pay, sick leave, vacation pay, salary continuation, retirement, disability, hospitalization, paid time off, medical, life insurance, scholarship programs, or other benefits, plans, or arrangements as to which Seller has any obligation or liability, contingent or otherwise. All Employee Benefit Plans are, and have been, maintained in compliance with their terms and applicable law in all material respects. Seller has made or caused to be made all contributions and has paid all premiums under each Employee Benefit Plan and ERISA affiliate plan other than a pension benefit plan within the meaning of ERISA § 3(2) on behalf of employees with respect to periods ending on or prior to the Closing Date. Other than as set forth on Schedule 8.12, Seller has not maintained or contributed to a plan subject to Title IV of ERISA.

8.13 Insurance. In accordance with typical Kazakhstan practice, the Primesource Group has no insurance policies with respect to the Business. All of such insurance policies are in full force and effect, and Seller is not in material default with respect to its obligations under any of such insurance policies. Seller has not received written notice of any cancellation or threat of cancellation of such insurance policies, nor has Seller been denied insurance or suffered the cancellation of any insurance with respect to the Business during the past three (3) years.

8.14 Foreign Person. Such Seller is not a "foreign person" within the meaning of Sections 1445 and 7701 of the IRS Code (i.e. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

8.15 *FCPA; Anti-Bribery; Trade Laws.*

(a)In each case with respect to the Acquired Business, each of the Parent and each of its Subsidiaries is, and at all times has been, in compliance in all material respects with the provisions of, and none of the Parent or its Subsidiaries or any of their respective directors, officers or employees in such capacity, or, to the Knowledge of the Seller, consultants, agents or other Persons acting for or on behalf of any such Person, has taken any action that would result in a violation by such Person of, the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the "FCPA"), or each other anti-corruption or anti-bribery law binding on any of them. In each case with respect to the Acquired Business, none of the Parent or any of its Subsidiaries or, to the Knowledge of the Seller, any of their respective Affiliates, managers, directors, officers, agents, employees or other Persons acting on behalf of any of them have, directly or indirectly, paid, offered or promised to pay, or authorized payment of, or will, directly or indirectly, pay, offer or promise to pay, or authorize payment of, any monies or any other thing of value to any government official or employee (including employees of government-owned or controlled entities), including "foreign officials" (as such term is defined in the FCPA), or any political party or official thereof or candidate for political office (collectively, a "Proscribed Recipient") for the purpose of, (a) influencing any act or decision of such Proscribed Recipient, (b) inducing such Proscribed Recipient to do or omit to do any act in violation of the lawful duty of such Proscribed Recipient, or to use his, her, or its influence with a Government Authority to affect or influence any act or decision of such Government Authority, or (c) assisting in obtaining or retaining business for or with, or directing business to, any Person.

(b)In each case with respect to the Acquired Business, none of the Parent or its Subsidiaries or any of its respective directors, officers or employees, in such capacity, or, to the Knowledge of the Seller, consultants, agents or other Persons acting for or on behalf of any such Person, is, or is directly or indirectly owned 50% or more (individually or in the aggregate) or otherwise controlled by Persons identified on Specially Designated Nationals and Blocked Persons ("SDN") List administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury ("OFAC"); (ii) is an individual or entity that has been designated on any similar list or order published by the United States government, including the Denied Persons List, Entity List, or Unverified List of the U.S. Department of Commerce, or the Debarred List or Nonproliferation Sanctions List of the U.S. Department of State; or (iii) has violated any applicable U.S. economic sanctions law in connection with the operation of the Acquired Business. Without limiting the generality of the foregoing, each of the Parent and each of its Subsidiaries is, and at all times has been, in compliance with and in possession of any and all material licenses or material permits that may be required for the lawful conduct of the Acquired Business under U.S. export control law, including the Export Administration Regulations and the International Traffic in Arms Regulations. In each case with respect to the Acquired Business, none of the Parent or any of its Subsidiaries has made any voluntary disclosures to U.S. government authorities under U.S. economic sanctions law or U.S. export control law and, to the Knowledge of the Seller, none of the Parent or any of its Subsidiaries has been the subject of any governmental investigation or inquiry regarding compliance with such law or been assessed any fine or penalty under such law.

(c) The Parent and its Subsidiaries in connection with the Acquired Business are, and for the five years prior to the date hereof have been, in material compliance with international trade regulations, including any applicable United States or other Government Authority rules and regulations related to export controls, trade, economic, and financial sanctions and embargoes, and customs matters (collectively "International Trade Laws") with respect to the Assets or their conduct within the Acquired Business. Neither the Parent nor any of its Subsidiaries has received any written notice (or, to the Knowledge of the Seller, oral notice) from any Government Authority alleging any material failure to comply with International Trade Laws with respect to the Acquired Business.

8.16 *Books and Records*. All books, records and accounts of the Parent and its Subsidiaries with respect to the Acquired Business are made and kept in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of its assets. The records, systems, controls, data and information of the Parent and its Subsidiaries with respect to the Acquired Business are recorded, stored, maintained and operated under the exclusive ownership and direct control of the Seller and its accountants. Each of the Seller and each of its Affiliates maintains a system of internal accounting controls sufficient to provide reasonable assurances that, with respect to the Acquired Business: transactions are executed in accordance with management's general or specific authorization; transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets; access to assets is permitted only in accordance with management's general or specific authorization and the recorded accounting for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

8.17 *Solvency*. After giving effect to the Acquisition and the other transactions contemplated by the Transaction Documents, the Seller will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured); will have adequate capital and liquidity with which to engage in its business; and will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured (including a reasonable estimate of the amount of all contingent liabilities). No transfer of property is being made and no obligation is being incurred in connection with the Acquisition or the other transactions contemplated by the Transaction Documents with the actual intent to hinder, delay or defraud either present or future creditors of the Parent or any of its Subsidiaries.

8.18 General Warranty. None of the representations or warranties contained herein by Seller or the Shareholders, nor any exhibit, schedule, statement, or certificate furnished to or to be furnished by Seller or the Shareholders to Buyer pursuant to the terms hereof or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained or incorporated herein or therein not misleading.

9. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to Seller as follows, as of the date hereof and as of the Closing Date:

a) Standing. GG is a Public Limited Company, duly incorporated, validly existing and in good standing under the laws of the Republic of Singapore.

9.1 Authority and Due Execution.

a) Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to consummate the Stock Purchase and the other Contemplated Transactions. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents to which Purchaser is a party and the consummation by Purchaser of the Stock Purchase and the other Contemplated Transactions have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and such other Transaction Documents by Purchaser or to consummate the Stock Purchase and the other Contemplated Transactions.

b) Due Execution. This Agreement has been, and, upon execution and delivery, each other Transaction Document to which Purchaser is a party will be, duly executed and delivered by Purchaser and constitute, or upon execution and delivery will constitute, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject only to the Enforceability Exception.

c) Non-Contravention and Consents. The execution and delivery by Purchaser of this Agreement and each other Transaction Document to which Purchaser is a party do not, and the consummation of the Stock Purchase and the other Contemplated Transactions by Purchaser and the performance of this Agreement and the other Transactions Documents to which Purchaser is or will be a party by Purchaser will not: (i) conflict with or violate any of its Organizational Documents or similar organizational or governing documents then in effect; (ii) conflict with or violate any Legal Requirement applicable to Purchaser; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) by Purchaser under, or impair the rights of Purchaser or alter the rights or obligations of Purchaser under, or give to any Person any rights of termination, amendment or cancellation of, or result in the creation of a Lien on any of the assets of Purchaser pursuant to, any material Contract to which Purchaser is separately or collectively then a party or by which it is then bound.

d) Funding. At Closing, the Purchaser will possess funding, or is the recipient of, binding, irrevocable and unconditional funding commitments, which will allow it to meet its obligations to make the payments due under this Agreement.

9.2 GG Share Ownership Etc.

a) All of the Consideration Shares upon issuance shall be fully paid and nonassessable and free and clear from all Encumbrances, and Purchaser has full right, power and authority to sell, transfer, convey and deliver to the Seller good, valid and marketable title to the Consideration Shares GU and GG held by any of the Purchaser in accordance with the terms of this Agreement.

b) Upon issuance, there are no outstanding or authorized obligations, rights including allotment, pre-emptive rights, rights of first refusal pursuant to any existing agreement warrants, options, or other agreements including voting agreements, contracts, arrangements entered into by, or binding on, the Purchaser, of any kind that gives any Person the right to purchase or otherwise receive the Consideration Shares of GG (or any interest therein).

c) GG has made, or will make, all necessary disclosures to regulatory bodies governing the transfer of the Consideration Shares of GG to the Seller including but not limited to the SEC.

9.3 Knowledge. There are no matters within the actual knowledge of the Purchase, its Affiliate or any of their officers or employees at the Closing Date which will or may entitle any of them to make a claim under this Agreement against the Seller or the Company.

10. REPRESENTATIONS AND WARRANTIES OF SELLER

10.1 Warranties of the Seller. The Seller warrants to the Purchaser that each of the statements set out in Sections 10.2 to 10.7 (Warranties of the Seller) is true and accurate as of the Execution Date.

10.2 Authorization by Seller. This Agreement has been duly authorized, executed and delivered by the Seller and creates legal, valid and binding obligations of the Seller, enforceable in accordance with its terms. No consent, approval or authorization of any Person or entity is required in connection with the Seller execution or delivery of this Agreement or the consummation by the Seller of the transactions contemplated by this Agreement, except for the approval of the Board to the transfer of the Assets from the Seller to the Purchaser.

10.3 Organization. LZG is a Corporation duly organized and validly existing under the laws of the state of Florida, United States, has full corporate power and authority to carry on its business as it is currently being conducted and to own, operates and holds its assets as, and in the places where, such Assets are currently owned, operated and held.

10.4 No Conflicts. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not:

a) violate, conflict with, result in or constitute a default under, result in the termination, cancellation or modification of, accelerate the performance required by, resulting in a right of termination under, or result in any loss of benefit under: (i) any material contract to which the Seller is a party; (ii) a material permit/license; (iii) any agreements relating to the indebtedness of the Seller (v) any agreements entered into between any or the Seller or the Company or any of its respective Affiliates; or

b) violate or conflict with any applicable Law to which the Seller or any of their respective property is subject.

10.5 No Proceedings. There are no legal or governmental proceedings pending to which the Seller is a party or to which any of the property of the Seller is subject, and which in either case could reasonably be expected to have an adverse effect on the power or ability of either of the Seller to perform theirs obligations under this Agreement.

10.6 Knowledge. There are no matters within the actual knowledge of the Seller, its Affiliate or any of their officers or employees at the Closing Date which will or may entitle any of them to make a claim under this Agreement against the Purchaser.

11. WARRANTIES GENERALLY

11.1 Each of the Parties shall give the other Parties prompt notice in writing of any event, condition or circumstance (whether existing on or before the Execution Date or arising

thereafter) that would cause any of their respective warranties to become untrue or incorrect or incomplete or inaccurate or misleading in any respect, that would constitute a violation or breach of any of the warranties as of any date from the Execution Date or that would constitute a violation or breach of any terms and conditions contained in this Agreement. This requirement shall not prejudice the right of the Parties to bring a Claim for any breach of the warranties. Each Party undertakes to notify the other Parties promptly after becoming aware of such event, in any event no later than 10 (ten) days after becoming aware of such event.

11.2 Each of the warranties shall be construed as a separate warranty, covenant or undertaking, as the case may be, and shall not be limited by inference from the terms of any other warranty or by any other term of this Agreement.

12. INDEMNIFICATION AND DAMAGES

12.1 In consideration of the purchase of the Assets by the Purchaser from the Seller hereunder, each Party ("Indemnifying Party") agrees to indemnify, defend and hold harmless, the other Party, its Affiliates and each of their respective partners, officers, employees, shareholders, partners, agents, as the case may be from and against, any and all, damages, Losses, Liabilities, obligations, fines, penalties, levies, action, investigations, inquisitions, notices, suits, judgments, claims of any kind including third party claims, interest, governmental and statutory action, costs, litigation and arbitral costs, taxes or expenses (including without limitation, reasonable attorney's fees and expenses) (collectively referred to as "Loss") suffered or incurred, directly or indirectly by any Indemnified Party as a result of:

a) any misrepresentation or inaccuracy in any Warranty made by such Indemnifying Party, or any failure by such Indemnifying Party to perform or comply with any agreement, obligation, liability, warranty, term, covenant or undertaking contained in this Agreement.

b) any fraud committed by the Indemnifying Party, at any time.

12.2 In the event either Party makes any payment pursuant to this Section 12 (Indemnification), the same shall be grossed up to take into account any Taxes, payable by the Indemnified Parties on such payment.

12.3 The indemnification rights of the Indemnified Parties under this Agreement are independent of, and in addition to, such other rights and remedies as Indemnified Parties may have at Law or in equity or otherwise, including the right to seek specific performance or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

12.4 The above indemnity shall take effect upon Closing and shall lapse on the first anniversary of the Closing Date.

13. LIMITATION OF LIABILITY

13.1 Except as provided in Section 13.9, the provisions of this Section 13 shall operate to limit the liability of each party in relation to any Claim under this Agreement.

13.2 The aggregate liability of each party for all Substantiated Claims shall not exceed the amount of the Purchase Price actually received by the Seller under this Agreement. For the purposes of assessing whether the limit has been reached, the liability of the Seller shall be deemed to include the amount of all costs, expenses and other liabilities (together with any VAT thereon) payable by it in connection with the settlement or determination of any Claim.

13.3 Notwithstanding anything else in this Agreement, the Seller shall have no liability for any liabilities until the entire US$15,000,000 of funding has been made available to Seller for the purpose of satisfying liabilities.

13.4 Neither party shall be liable for a Claim unless:

13.4.1 its liability in respect of such Claim exceeds $50,000 ("De Minimis Threshold"); and

13.4.2 the aggregate amount of all Claims for which it would, in the absence of this Section 13.4, be liable shall exceed $250,000 and in such event the party shall be liable for the whole of such amount and not merely the excess.

13.4.3 All amounts in par 13.3 will be calculated after insurance reimbursement if applicable.

For the purposes of calculating Claims counting towards the De Minimis Threshold, such calculation shall exclude all costs, expenses and other liabilities (together with any irrecoverable VAT thereon) incurred or to be incurred by the Purchaser in connection with the formalization of any such Claim.

13.5 The written notice of a Claim shall give full details (so far as such details are known to the claiming party) of the nature of the Claim, the circumstances giving rise to it and the claiming party's bona fide estimate of any alleged loss.

13.6 Any Claim notified under Section 13.4 shall be deemed to be irrevocably withdrawn (if it has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect thereof have been commenced in respect of a Claim within six (6) months of the giving of written notice of the Claim; and for this purpose legal proceedings shall not be deemed to have commenced unless both issued and served, provided that in the event of a Contingent Claim, legal proceedings must have been so commenced with six (6) months of the Contingent Claim becoming an actual liability.

13.7 Neither Party shall be liable for a Claim:

a) where the matter giving rise to the Claim is within the actual knowledge of the other Party, its officers or employees or its advisers before the Closing Date.

b) unless and until such Claim becomes a Substantiated Claim; or

c) where the Claim arises from an act (including an intentional failure to act) or transaction, whether before, at or after Closing, either undertaken (i) in accordance with this Agreement; or (ii) at the written request or direction of, or with the written consent of, the other Party or any member of the other Party's group.

13.8 If the same fact, matter, event or circumstance gives rise to more than one Claim, neither party shall be entitled to recover more than once in respect of such fact, matter, event or circumstance.

13.9 Where a party is entitled (whether by reason of insurance or otherwise) to recover from a third party (not being a party to this Agreement) any sum in respect of any liability, loss or damage which is the subject of a Claim or for which such a Claim could be made, such party shall use reasonable endeavors to recover from that third party before making any such Claim.

13.10 Nothing in this Section 13 applies to exclude or limit the liability of either party to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, willful misconduct or willful concealment by such party, its agents or advisers.

14. TERMINATION

14.1 Each of the Parties shall take all steps necessary to fulfill the Conditions Precedent promptly. Subject to Section 14.2, if the Conditions Precedent are not satisfied, or waived on or before the Closing, the non-defaulting Party may (without limiting their right to claim damages or exercise any other rights and remedies they may have under this Agreement):

a) terminate this Agreement with immediate effect.

b) proceed to Closing as far as practicable.

14.2 Any termination of this Agreement shall be without prejudice to any rights and obligations of the Parties accrued or incurred prior to the date of such termination, which shall survive the termination of this Agreement.

15. CONFIDENTIALITY

15.1 Each Party shall keep all information relating to each other Party, information relating to the transactions herein and this Agreement (collectively referred to as the "Information") confidential. None of the Parties shall issue any public release or public announcement or otherwise make any disclosure concerning the Information without the prior approval of the other Party; provided however, that nothing in this Agreement shall restrict any of the Parties from disclosing any information as may be required pursuant to a court or regulatory order

subject to providing a prior written notice of 10 (Ten) Business Days to the other Parties (except in case of regulatory inquiry or examination, and otherwise to the extent practical and permitted by Law). Subject to applicable Law, such prior notice shall also include (a) details of the Information intended to be disclosed along with the text of the disclosure language, if applicable; and (b) the disclosing Party shall also cooperate with the other Parties to the extent that such other Party may seek to limit such disclosure including taking all reasonable steps to resist or avoid the applicable requirement, at the request of the other Parties.

15.2 Nothing in this Section 16.1 shall restrict any Party from disclosing Information for the following purposes:

a) To the extent that such Information is in the public domain other than by breach of this Agreement.

b) To the extent that such Information is required to be disclosed by any applicable Law or stated policies or standard practice of the Parties or required to be disclosed to any Governmental Authority to whose jurisdiction such Party is subject or with whose instructions it is customary to comply.

c) To the extent that any such Information is later acquired by such Party from a source not obligated to any other Party hereto, or its Affiliates, to keep such Information confidential.

16.3 Insofar as such disclosure is reasonably necessary to such Party's employees, directors or professional advisers, provided that such Party shall procure that such employees, directors or professional advisors a written agreement to treat such Information as confidential. For the avoidance of doubt, it is clarified that disclosure of information to such employees, directors or professional advisors shall be permitted on a strictly "need-to-know basis".

a) To the extent that any of such Information was previously known or already in the lawful possession of such Party, prior to disclosure by any other Party hereto; and

b) To the extent that any information, materially similar to the Information, shall have been independently developed by such Party without reference to any Information furnished by any other Party hereto.

c) Where other Parties have given their prior approval to the disclosure.

15.4 Any public release or public announcement (including any press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public) containing references the investment made by the Purchaser in the Company, shall require the prior written consent of the Purchaser.

16. FEES, TAXES AND DUTIES.

The Purchaser shall bear the cost of all fees in all jurisdictions where such fees, taxes and duties are payable as a result of the cost of the transactions contemplated by this Agreement. The Purchaser shall be responsible for arranging the payment of such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. Both Parties will be responsible for their own corporate or personal taxes and legal fees incurred from this Agreement.

17. DATA PROTECTION

Each party acknowledges and agrees, and hereby expressly consents, as follows: (i) in the performance of this Agreement, and the delivery of any documentation hereunder, Customer Data, may be generated, disclosed to a party to this Agreement, and may be incorporated into files processed by either party or by the Affiliates of either party; (ii) Customer Data will be stored as long as such data is necessary for the performance of this Agreement (iii) it warrants that it has all legal right and authority to disclose any Customer Data of any third party it discloses to the other party to this Agreement, and that it has obtained the necessary consents from the relevant third party data subjects to so disclose such Customer Data; (iv) it has been informed of the existence of its right to request access to, removal of or restriction on the processing of its Customer Data, as well as to withdraw consent at any time; and (v) it acknowledges its right to file a complaint with the Customer Data supervisory authority in the relevant jurisdiction.

18. ARBITRATION

18.1 Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in New York City, New York, USA in accordance with the International Chamber of Commerce Arbitration Rules ("ICC Rules") for the time being in force, which rules are deemed to be incorporated by reference in this Section.

18.2 The Parties agreed that any arbitration commenced pursuant to this Section shall be conducted in accordance with the Expedited Procedure set out in Article 30 of the ICC Rules.

18.3 The Tribunal shall consist of one arbitrator.

18.4 The language of the arbitration shall be English.

18.5 This Section shall survive the termination of this Agreement.

19. GENERAL PROVISIONS

19.1 Survival. The warranties and the Indemnity provisions shall survive the Closing. Any other provision which by virtue of its nature is intended to survive shall survive the termination of this Agreement.

19.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing expressed or referred to herein will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

19.3 Assignment. The Parties hereby agree that no assignment of this Agreement will be permitted without the prior written consent of other Parties.

19.4 Counterparts. This Agreement may be executed in any number of originals or counterparts, each in the like form and all of which when taken together shall constitute one and the same document, and any Party may execute this Agreement by signing any one or more of such originals or counterparts.

19.5 Notices and deliverables. Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid post with recorded delivery, or email addressed to the intended recipient, or to such other address or email number as a Party may from time to time duly notify to the others:

IF TO GG

Name:	Genius Group Limited
Address:	8 Amoy Street, #01-01 Singapore 049950
Attention:	Roger James Hamilton
Email:	roger@geniusgroup.net

IF TO THE SELLER

Name:	LZG International, Inc.
Address:	1230 Wrack Road Rydal, PA 19046
Attention:	Peter B. Ritz
Email:	peter.ritz@fatbrain.ai

19.6 Amendments. No amendment or variation of this Agreement shall be binding on any Party unless such variation is in writing and duly signed by all the Parties.

19.7 Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

19.8 Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement and any such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted provided the fundamental terms of this Agreement are not altered.

19.9 Entire Agreement. This Agreement, together with the [support agreement], constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior arrangements whether oral or written, relating to such subject matter. No Party has relied upon any warranty in entering this Agreement other than those expressly contained herein.

19.10 Independent Rights. Each of the rights of the Parties under this Agreement is independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of a Party, whether under this Agreement or otherwise.

19.11 Any date or period as set out in any Section of this Agreement may be extended with the written consent of the Parties failing which time shall be of the essence.

19.12 Costs. Each party shall bear its own expenses incurred in preparing this Agreement. The stamp duty and other costs payable on this Agreement, and the Asset transfer shall be borne by the Seller.

19.13 The provisions of this Agreement and the Appendixes attached hereto shall (as far as possible) be interpreted in such a manner as to give effect to all such documents; provided however, that in the event of an inconsistency between this Agreement and the Appendixes, to the extent permitted by applicable Law, provisions of this Agreement shall prevail as between the Parties and shall govern their contractual relationship and the Parties shall cause the necessary amendments to the Appendixes attached hereto.

19.14 Governing Law: This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, the Laws of the State of New York and and jurisdiction for any dispute shall be the federal courts located in the Southern District of New York.

In witness hereof, the Parties' authorized representatives have executed this Agreement as of the date and year first herein above written.

PURCHASER

Genius Group Limited
a Public Singapore Company

By: ______________________
Roger Hamilton, CEO

Date: 24 January, 2024

SELLER

LZG International, Inc
a Florida Corporation

By: ______________________
Peter Ritz, CEO

Date: 24 January, 2024

Exhibit 1

List of the Assets

100% of the membership interests of FB Primesource Acquisition, LLC

Assets of FB Primesource Acquisition, LLC:

100% stock ownership of five companies organized under Kazakhstan law and operating in Kazakhstan:

1) Prime Source LLP, founded 11/26/2007;

2) Digitalism LLP, founded 03/14/2008;

3) InFin-IT-Solution LLP, founded 11/06/2008;

4) Prime Source Innovation LLP, founded 06/18/2020;

5) Prime Source-Analytical Systems LLP, founded 02/17/2006

IP property and certain related business assets of LZG, which shall have been contributed before closing to FB Primesource Acquisition, LLC, consisting of:

1) Software and IP related to Outcomes Engine Risk Frameworks, including the Agatha and Ness AML tools, plus US Patent Application No. 63/466,232, entitled "Method and System for Gradient Intelligent Machine Learning";

2) Software and IP related to Angelina Foreign Exchange & Trade IQ Peer Intelligence;

3) Software and IP related to RansomProof SaaS;

4) Software and IP related to Ginger F2F Yield Optimization framework and

5) Software and IP related to CovidRisk.Live for Digital Health SaaS.

Liabilities of FB Primesource Acquisition, LLC, not to exceed fifteen million dollars ($15,000,000):

Ordinary trade obligations incurred in the ordinary course of business

obligations incurred by LZG in connection various business acquisitions and assumed prior to closing by Primesource,

commitment to fund LZG's expenses and costs in winding and liquidating LZG after closing.

SCHEDULE 8.3
Non-Contravention and Consent

None.

SCHEDULE 8.8
LITIGATION

None.